Company Policy        Exhibit 19.1

Use of Material Nonpublic Information, Securities Trading Windows, and Hedging and Pledging of Company Securities

Date Approved: April 30, 2024        Reference No.: 3-02550

PURPOSE

This policy establishes guidelines for compliance with the laws and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange regarding the use of Material Nonpublic Information to ensure that information is not used unlawfully in connection with the purchase or sale of securities. This policy also establishes guidelines and certain prohibitions on trading in, and the hedging and pledging of, Company Securities and related Derivative Securities.

SCOPE

This policy applies to Company operations worldwide.

POLICY

In general, it is a violation of U.S. federal securities laws and regulations (and may be a violation of the laws and regulations in other countries) for any person to buy or sell securities if he or she is in possession of Material Nonpublic Information relating to those securities. These laws protect the interests of all shareholders by assuring that insiders do not profit from information not available to the investing public. Everyone trading in a company’s securities should have equal access to all material information about that company.

Information is considered to be material if it is likely to affect a person's decision whether to buy or sell securities. Information is considered nonpublic if it has not yet been publicly disclosed. Additionally, it is illegal for anyone in possession of Material Nonpublic Information to provide other people with that information or to recommend that they buy or sell securities. (This is called tipping.) In such a case, both the person who provides the information and the person who receives it may be in violation of U.S. federal securities laws and regulations.

This policy explains the prohibition on trading while in possession of Material Nonpublic Information, which applies to all Company Directors, employees, and agents without regard to nationality or country of residence. If disclosure of Material Nonpublic Information is suspected, rumored, or discovered, that information must be reported immediately to the Executive Vice President, Secretary and Chief Legal Officer (Chief Legal Officer). All announcements and news releases related to Material Nonpublic Information are subject to U.S. federal securities laws and regulations and must be coordinated among the Executive Vice President and Chief Financial Officer (CFO) or Chief Legal Officer and the Senior Director – Investor Relations. If a Director, employee, or agent wants to purchase or sell any Company Security and is uncertain as to his or her responsibilities, the Public Law group should be contacted.

Trading while in Possession of Material Nonpublic Information

Nondisclosure

Material Nonpublic Information must not be disclosed to anyone other than Directors, employees, or agents whose positions require them to know the information until it has been publicly released by the Company.

Trading in Company Securities and Related Derivative Securities

Directors, employees, and agents are prohibited from purchasing, selling, gifting, or recommending that another person purchase or sell Company Securities or related Derivative Securities when he or she has knowledge of Material Nonpublic Information concerning the Company. A Director, employee, or agent who possesses Material Nonpublic Information may not purchase, sell, gift, or recommend that others trade Company Securities or related Derivative Securities until the third business day after that Material Nonpublic Information has been publicly released. This policy also applies to the Related Parties of Directors and Section 16 Officers. Directors and Section 16 Officers are responsible for compliance by their Related Parties with this policy.

Speculation

Investment is encouraged, but investing means buying to participate in the Company’s growth; it does not mean short-term speculation based on market fluctuations. Company Directors, employees, and agents are discouraged from speculating in Company Securities and related Derivative Securities.

Options trading can be highly speculative and very risky. Insider Trading prohibitions apply to trading in Derivative Securities. People who buy or sell put or call options are betting that the stock price will move rapidly. Likewise, selling calls on stock that an individual owns can result in that stock being called or sold outside the Window Period or Permitted Period as defined below.

Selling a security short is also a highly speculative transaction where a person sells stock that is borrowed, betting that the stock price will go down, so the person can purchase the stock at a lower price and deliver the shares to the lender.

When someone trades in call and/or put options in his or her employer's securities or sells those securities short, regulators become suspicious that the person was trading on the basis of Material Nonpublic Information, particularly when the trading occurs prior to an announcement or major event. In such cases, it is difficult for the person to prove that he or she did not know about the announcement or event.
Trading in the Securities of Other Companies

Directors, employees, and agents are prohibited from purchasing, selling, gifting, or recommending that another person purchase, sell, or gift the securities of another company (or related Derivative Securities) if that person learns in the course of work with the Company any non-public confidential information about the other company that is likely to affect the value of those securities. For example, it would be a violation of this policy and law if an employee bought stock in a customer after learning through Company sources that the customer had recently discovered significant reserves in a previously unexplored field which might increase the value of that customer’s securities following a public announcement of the new discovery. Conversely, it would also be a violation of this policy and law if an employee sold stock in a customer after learning through Company sources that the customer had recently experienced disappointing production in its previously high-producing field, which might decrease the value of that customer’s securities following a public announcement of its disappointing production.

Special Restrictions: Window Group and Restricted Group

Because of their access to confidential information on a regular basis, Directors and two groups of employees are subject to additional restrictions on trading in Company Securities and related Derivative Securities. The Window Group may only trade during the Window Period. The Restricted Group may only trade during the Permitted Period.

Window Group – Trading Restrictions

The Window Group consists of all Company Directors and certain officers and employees designated by the Chief Legal Officer or designee. Trading is permitted beginning the third business day after an earnings release for the preceding fiscal quarter until the close of business on the twentieth day of the third month of the fiscal quarter in which the release was made (the Window Period). The employees designated as members of the Window Group include, among others, Section 16 Officers and their administrative assistants. In all cases trades are subject to prior approval (preclearance) by the Chief Legal Officer or designee. The Window Group is subject to the following restrictions on trading in Company Securities and related Derivative Securities:
•All orders to purchase or sell Company Securities or related Derivative Securities, including cashless option exercises, as well as transfers and gifts, must be within the Window Period.
•There will be no trading outside the Window Period except for reasons of exceptional personal hardship, as determined in advance by the Chief Legal Officer or designee.
•Individuals in the Window Group are also subject to the general prohibition on trading while in possession of Material Nonpublic Information applicable to all Directors and employees.

Restricted Group – Trading Restrictions

The Restricted Group consists of all persons who are designated from time to time by the Chief Legal Officer or designee. Trading is permitted beginning the third business day after an earnings release for the preceding fiscal quarter until the end of the third month of the fiscal quarter in which the release was made (the Permitted Period). Members of the Restricted Group are encouraged, but not required, to seek prior approval (preclearance) by the Chief Legal Officer or designee before trading in Company Securities. The Restricted Group is subject to the following restrictions on trading in Company Securities and related Derivative Securities:

•All orders to purchase or sell Company Securities and related Derivative Securities, including cashless option exercises, as well as transfers and gifts, must be within the Permitted Period.
•There will be no trading outside the Permitted Period except for reasons of exceptional personal hardship, as determined in advance by the Chief Legal Officer or designee.
•Individuals in the Restricted Group are also subject to the general prohibition on trading while in possession of Material Nonpublic Information applicable to all Directors and employees.
Window and Restricted Groups – Hedging Activities and the Pledging of Securities

Hedging Activities and the Pledging of Securities are prohibited for members of both the Window Group and Restricted Group as well as for their respective spouses.

Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 provides individuals engaging in securities transactions with a defense against claims that trades may have violated Insider Trading law. Directors, Section 16 Officers, members of the Executive Committee, and other individuals may purchase or sell Company Securities and related Derivative Securities without regard to whether that purchase or sale is within a Window Period or a Permitted Period or whether they have Material Nonpublic Information, if that purchase or sale is made pursuant to an established written plan complying with Rule 10b5-1 (a 10b5-1 Plan), which requires that the plan be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Insider Trading law, and specifies the price, amount, and date of trades or provides a formula, mechanism, or computer program to determine such information. Additionally, the plan may not allow the plan owner to exercise any subsequent influence over how, when, or whether to effect purchases or sales, and any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have had or been aware of any Material Nonpublic Information when doing so.

In order for a Director, Section 16 Officer, or member of the Executive Committee to enter into a 10b5-1 Plan:

•The Director, Section 16 Officer, or member of the Executive Committee may not be in possession of Material Nonpublic Information.

•The plan must be entered into during the Window Period.

•Subsequent modifications or the termination of a 10b5-1 Plan may only occur during the Window Period, provided the Director, Section 16 Officer, or member of the Executive Committee is not in possession of Material Nonpublic Information.
•The 10b5-1 Plan must provide that trading cannot begin until at least 90 calendar days following its adoption by the Director, Section 16 Officer, or member of the Executive Committee.
Directors, Section 16 Officers, and members of the Executive Committee may only have one plan in place under which trades are presently executable; however, a subsequent plan may be approved provided trading is not authorized to begin until the expiration of the prior plan.

Company-authorized plans shall not exceed twenty-four months in length.

In order for individuals other than Directors, Section 16 Officers, and members of the Executive Committee to enter into a 10b5-1 Plan:

•The individual may not be in possession of Material Nonpublic Information.

•The plan must be entered into during the Window Period or Permitted Period, as applicable.

•Subsequent modifications or the termination of a 10b5-1 Plan may only occur during the Window Period or Permitted Period, as applicable, provided the individual is not in possession of Material Nonpublic Information.

•The 10b5-1 Plan must provide that trading cannot begin until at least 30 calendar days following its adoption by the individual.

Individuals other than Directors, Section 16 Officers, and members of the Executive Committee may have only one plan in place, which plan shall not exceed twelve months in length.

Preclearance must be obtained from the Chief Legal Officer or designee to enter into, modify, or terminate any 10b5-1 Plan. All Directors, Section 16 Officers, members of the Executive Committee, and other individuals remain obligated to observe all other prohibitions on trading while in possession of Material Nonpublic Information for transactions outside the 10b5-1 Plan.

Section 16 Officers and Directors – Potential Short-Swing Transactions

Section 16(b) of the Securities Exchange Act of 1934 provides in part that any profit realized by any Section 16 Officer or Director, including those profits realized by any Related Party, from any purchase and sale (or any sale and purchase) of any Company Security or related Derivative Security, within any period of less than six months, shall inure to and be recoverable by the Company. A violation of

Section 16(b) is generally referred to as a short-swing transaction. Strict liability is imposed on short-swing transactions, and the Section 16 Officer or Director must surrender those profits to the Company.

Certain types of transactions involving Company Securities and/or related Derivative Securities are generally exempt from this short-swing rule. For example, the acquisition of Company Securities and related Derivative Securities under an employee stock purchase plan or the acquisition of Company Securities and related Derivative Securities from the Company, such as the grant of stock options, restricted stock, or restricted stock units, are generally exempt. The surrender of Company Securities and/or related Derivative Securities for the payment of income tax withholding obligations, bona fide charitable donations of Company Securities and/or related Derivative Securities, and transfers of Company Securities or related Derivative Securities pursuant to a domestic relations order are also exempt.

While the acquisition of certain forms of Company Securities and/or related Derivative Securities, including the grant of Company stock options, may be exempt from the short-swing liability rule, the exercise of stock options may not be. A cashless exercise of stock options, where the option purchase price is paid with the sale proceeds, results in an open market sale of securities, which is subject to the short-swing rule.

Penalties

A violation of the U.S. federal Insider Trading laws can expose an individual to criminal fines of up to USD5,000,000 and imprisonment for up to 20 years, in addition to civil penalties of up to three times the profits earned (or losses avoided).

The securities laws also provide that civil penalties may be assessed against a company for Insider Trading by that company’s employees and that the civil penalties may also be assessed against Directors, officers, and supervisory personnel of that company. Accordingly, these individuals and the company may be subject to fines up to the greater of USD2,166,279 or three times the profits earned (or losses avoided) by the inside trader, even if they are not personally involved in, or knowledgeable of, the illegal trading activity. The company itself could be subject to additional penalties of up to USD25,000,000.

In most cases, violation of federal securities laws may also be a violation of state securities laws and additional penalties may apply.

Questions or Assistance

Employees with questions about this policy should contact a member of the Public Law group.

DEFINITIONS

Company means Halliburton Company, a Delaware corporation, its successors and subsidiaries, and their divisions.

Company Security means (1) common stock, par value $2.50 per share, of the Company; (2) any other security (including restricted stock, restricted stock units, options, and debt securities) issued by the Company or any other Company entity; and (3) any other security exercisable for, or convertible or exchangeable into, directly or indirectly, any of the foregoing.

Derivative Security means a contract or security, such as a put or call option, that derives its value from the value or price of an underlying asset (such as a Company Security).

Director means someone who sits on the Board of Directors of Halliburton Company. It does not refer to executives or officers who manage the daily business affairs of the Company and have titles such as Financial Director or employees of the Company or any subsidiary who serve on the board of directors of a Company subsidiary of any tier.

Executive Committee means the senior management committee of the Company consisting of Executives selected and authorized by the President and Chief Executive Officer (CEO) from time to time, as deemed appropriate, and as typically referred to within the Company as the Executive Committee or EXCOM.

Hedging Activities means the use of any financial instrument designed to hedge or offset a change in the market value of any Company Security or any related Derivative Security.

Insider Trading means trading in securities while in possession of Material Nonpublic Information.

Material Nonpublic Information means information that has not been made available to investors in general and would be considered significant to an investor that is considering investing in or selling a company’s securities. Material Nonpublic Information is often referred to as Inside Information. The following are examples of matters that may be Material Nonpublic Information:

•Earnings information
•Mergers, acquisitions, tender offers, joint ventures, or changes in assets
•New products or discoveries, or developments regarding customers or suppliers
•Changes in control or in management
•Change in auditors or auditor notification that a company may no longer rely on an auditor's audit report
•Events regarding a company's securities - e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities
•Bankruptcies or receiverships

Permitted Period means the period beginning the third business day after an earnings release for the preceding fiscal quarter until the end of the third month of the fiscal quarter in which the release was made.
Pledging of Securities means the use of any Company Security or any related Derivative Security as collateral for a margin loan with a securities broker or for any other form of indebtedness.

Related Parties means those immediate family members that share a household with a Director or Section 16 Officer. Immediate family members may include, but are not limited to, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law.
Restricted Group means all persons who are designated from time to time by the Chief Legal Officer or designee.

Section 16 Officer means an officer of the Company covered by Section 16 of the Securities Exchange Act of 1934.

Window Group means all Company Directors and certain officers and employees designated by the Chief Legal Officer or designee. The employees designated as members of the Window Group include, among others, officers subject to Section 16 of the Securities Exchange Act of 1934 and their administrative assistants.

Window Period means the period beginning the third business day after an earnings release for the preceding fiscal quarter until the end of business on the twentieth day of the third month of the fiscal quarter in which the release was made.

REFERENCE

•Code of Business Conduct
•Company Policy 3-10020, Media Relations and Press Releases

APPROVED BY: Policy Committee

For further assistance: FHOUPOLICY